THE LOVESAC COMPANY REPORTS THIRD QUARTER FISCAL 2022 FINANCIAL RESULTS

Strong Momentum Across Channels Drives 56.1% Growth in Net Sales
Comparable Sales Increased 47.1% on Top of 53.5% in the Prior Year Period
Net Income Improved 11% to $2.8 million
Third Quarter Adjusted EBITDA1 of $5.8 million

STAMFORD, Conn., December 8, 2021 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”) today announced financial results for the third quarter of fiscal 2022, which ended October 31, 2021.

Shawn Nelson, Chief Executive Officer, stated, “Our results for the third quarter reflect strong, sustainable and profitable growth across all sales channels including, most notably, an increase in showroom sales of nearly 70% and a nearly 40% increase for internet sales. This performance is a testament to the team’s exceptional execution and affirms that our personalized shopping experience, whether in person, online or directly to customers' homes through our recently launched Mobile Concierge service, is resonating and meeting customers where they prefer to shop. We generated strong top-line growth against the backdrop of macro supply chain disruption that reveals some of the many advantages of our unique business model with a concentrated sku count and redundant manufacturing spread across multiple geographies, delivering customers’ orders within days.”

Mr. Nelson continued, “Operationally, we made good progress against our strategic priorities including the much-anticipated launch of our new Stealthtech embedded surround sound system, which is reverse-compatible with all of the designed-for-life Sactionals we have sold to-date. The results of this approach to achieving true sustainability will be highlighted in our first ever formal ESG report being published later this month. As we look to the final quarter of the year, we are pleased with our strong start to the all-important holiday season and are confident in our in-stock position to meet fourth quarter demand. We look forward to delivering an elevated customer experience across channels during the busiest time of year and closing out fiscal 2022.”

Key Measures for the Third Quarter and Year-to-date Period of Fiscal 2022 Ending October 31, 2021:
(Dollars in millions, except per share amounts)

	Thirteen weeks ended				Thirty-nine weeks ended
	October 31, 2021	November 1, 2020	% Inc (Dec)		October 31, 2021	November 1, 2020	% Inc (Dec)
Net Sales	$116.7	$74.7	56.1%		$302.0	$191.1	58.1%
Gross Profit	$58.6	$41.3	41.9%		$163.7	$99.6	64.3%
Gross Margin	50.2%	55.3%	(510)	bps	54.2%	52.2%	200	bps
Total Operating Expense	$55.6	$38.8	43.5%		$149.5	$106.5	40.3%
SG&A	$38.1	$25.9	46.8%		$104.2	$75.2	38.6%
SG&A as a % of Net Sales	32.6%	34.7%	(207)	bps	34.5%	39.3%	(484)	bps
Advertising & Marketing	$15.8	$11.0	44.3%		$39.5	$26.3	50.2%
Advertising & Marketing as a % of Net Sales	13.6%	14.7%	(111)	bps	13.1%	13.8%	(69)	bps
Basic EPS Income (Loss)	$0.18	$0.17	5.9%		$0.88	$(0.48)	(283.3%)
Diluted EPS Income (Loss)	$0.17	$0.16	6.3%		$0.83	$(0.48)	(272.9%)
Net Income (Loss)	$2.8	$2.5	11.0%		$13.3	$(7.0)	(290.1%)
Adjusted EBITDA [1]	$5.8	$6.0	(2.3%)		$23.6	$2.4	866.5%
Net Cash (Used in) Provided by Operating Activities	$(15.9)	$(5.1)	(210.1%)		$(15.2)	$6.9	(319.1%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended		Thirty-nine weeks ended
	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Total Comparable Sales [2]	47.1%	53.5%	44.8%	58.7%
Comparable Showroom Sales [3]	53.3%	25.5%	133.0%	(14.2%)
Internet Sales	38.2%	125.2%	(11.4%)	247.2%
Ending Showroom Count	135	107	135	107

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020. As of the end of the fourth quarter of fiscal 2021, all showrooms had fully reopened to the walk-in phase, and remain open. We are abiding by federal, state and local guidelines with respect to the operating status of our showrooms.

Highlights for the Quarter Ended October 31, 2021:

•The net sales increase of 56.1% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales of 67.8% which include mobile concierges and kiosk, an increase in internet sales of 38.2%, and an increase of 52.7% in our “Other” channel which include pop-up-shops, shop-in-shops, and sales related to inventory barter transactions. The increase in showroom sales was driven by an increase of 53.3% in comparable showroom sales related to a very strong Labor Day campaign with lower discounting and the addition of 28 new showrooms. Internet sales also increased due to the same promotional campaign. The increase in sales in our “Other” channel was principally due to higher productivity of our temporary online pop-up-shop on Costco.com compared to the prior year period.

•Gross profit increased $17.3 million, or 41.9%, to $58.6 million in the thirteen weeks ended October 31, 2021 from $41.3 million in the thirteen weeks ended November 1, 2020. Gross margin decreased 510 basis points to 50.2% of net sales in the thirteen weeks ended October 31, 2021 from 55.3% of net sales in the thirteen weeks ended November 1, 2020 primarily driven by an increase of approximately 748 basis points in total distribution and related tariff expenses partially offset by an improvement of 238 basis points in product margin. The increase in total distribution and related tariff expenses over the prior year period is principally related to a 953 basis point increase in inbound container freight costs and increased tariffs related to higher product sourcing from China, partially offset by a 205 basis point improvement due to higher leverage of warehousing and outbound freight costs. The product margin rate improvement is due to lower promotional discounting and continuing vendor negotiations to assist with the mitigation of tariffs.

•SG&A expense as a percent of net sales decreased by 207 basis points due to higher leverage within infrastructure investments, equity-based compensation, insurance, rent, and selling related expenses, partially offset by deleverage in employment costs and travel. The deleverage in certain expenses relate to the investments we are making into the business that were put on hold in the prior year period due to COVID-19 financial resilience measures.

•Advertising and marketing expense increased 44.3% due to continued investments in marketing spend to support our sales growth. As a percent of net sales, advertising and marketing decreased by 111 basis points due to improved performance in our media activities driving higher sales volume at lower promotional discounting.

•Operating income was $3.0 million in the third quarter of fiscal 2022 compared to operating income of $2.5 million in the third quarter of fiscal 2021. Operating margin was 2.5% of net sales in the third quarter of fiscal 2022 compared to 3.4% of net sales in the third quarter of fiscal 2021.

•Net income was $2.8 million in the third quarter of fiscal 2022 compared to net income of $2.5 million in the third quarter of fiscal 2021.

Highlights for the Year-to-date Period ended October 31, 2021:

•The net sales increase of 58.1% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales of 150.0% which include mobile concierge and kiosk, and an increase of 83.0% in our “Other” channel which include pop-up-shops, shop-in-shops, and sales related to inventory barter transactions partially offset by a decrease in internet sales of 11.4%. The increase in showroom sales was driven by an increase of 133.0% in comparable showroom sales with all showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. Sales in our “Other” channel principally increased due to prior year closures of all pop-up-shop and shop-in-shop locations due to COVID-19 combined with 2 additional temporary online pop-up-shops on Costco.com. The decline in internet sales reflected the channel shift back to our showrooms that are now fully reopened.

•Gross profit increased $64.1 million, or 64.3%, to $163.7 million in the thirty-nine weeks ended October 31, 2021 from $99.6 million in the thirty-nine weeks ended November 1, 2020. Gross margin increased 200 basis points to 54.2% of net sales in the thirty-nine weeks ended October 31, 2021 from 52.2% of net sales in the thirty-nine weeks ended November 1, 2020 primarily driven by an increase of approximately 367 basis points in product margin partially offset by an increase of 167 basis points in total distribution and related tariff expenses. The product margin rate improvement is due to lower promotional discounting and continuing vendor negotiations to assist with the mitigation of tariffs. The increase in total distribution and related tariff expenses over the prior year period is principally related to an 822 basis point increase in inbound container freight costs and increased tariffs related to higher product sourcing from China, partially offset by a 655 basis point improvement due to higher leverage of warehousing and outbound freight costs.

•SG&A expense as a percent of net sales decreased by 4.8% primarily due to higher leverage within infrastructure investments, selling related expenses, rent, equity-based compensation and insurance, partially offset by deleverage in employment costs and travel. The deleverage in certain expenses relate to the investments we are making into the business that were put on hold in the prior year period due to COVID-19 financial resilience measures.

•Advertising and marketing expense increased 50.2% due to the reinstatement of marketing spend with showroom locations fully open in the current period versus the limited showroom operations in the prior year period due to COVID-19. As a percent of net sales, advertising and marketing decreased by 69 basis points due to improved performance in our media activities driving higher sales volume at lower promotional discounting.

•Operating income was $14.2 million in the thirty-nine weeks ended October 31, 2021 compared to an operating loss of $6.9 million in the thirty-nine weeks ended November 1, 2020. Operating margin was 4.7% of net sales in the thirty-nine weeks ended October 31, 2021 compared to (3.6%) of net sales in the thirty-nine weeks ended November 1, 2020.

•Net income was $13.3 million in the thirty-nine weeks ended October 31, 2021 compared to net loss of $7.0 million in the thirty-nine weeks ended November 1, 2020.

Other Financial Highlights as of October 31, 2021:

•The cash and cash equivalents balance as of October 31, 2021 was $47.9 million as compared to $47.7 million as of November 1, 2020. There was no balance on the Company’s line of credit as of October 31, 2021 or November 1, 2020. The Company’s availability under the line of credit was $22.5 million and $19.2 million as of October 31, 2021 and November 1, 2020, respectively.

•Total merchandise inventory was $94.5 million as of October 31, 2021 as compared to $57.8 million as of November 1, 2020.

Conference Call Information:

A conference call to discuss the financial results for the quarter ended October 31, 2021 is scheduled for today, December 8, 2021, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of COVID-19 on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; implementing and maintaining effective internal control over financial reporting; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial
Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange
Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2021	January 31, 2021
(amounts in thousands, except per share and share amounts)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$47,862	$78,341
Trade accounts receivable	9,794	4,513
Merchandise inventories	94,544	50,417
Prepaid expenses and other current assets	11,421	10,128
Total Current Assets	163,621	143,399
Property and equipment, net	32,133	25,868
Operating lease right-of-use assets	95,567	—
Other Assets
Goodwill	144	144
Intangible assets, net	1,345	1,517
Deferred financing costs, net	23	91
Total Other Assets	1,512	1,752
Total Assets	$292,833	$171,019
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$25,430	$24,311
Accrued expenses	23,427	17,187
Payroll payable	7,865	6,362
Customer deposits	6,704	5,993
Current operating lease liabilities	15,722	—
Sales taxes payable	2,430	2,471
Total Current Liabilities	81,578	56,324
Deferred Rent	—	6,749
Operating Lease Liabilities, long-term	90,658	—
Line of Credit	—	—
Total Liabilities	172,236	63,073
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of October 31, 2021 and January 31, 2021.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,122,882 shares issued and outstanding as of October 31, 2021 and 15,011,556 shares issued and outstanding as of January 31, 2021.	—	—
Additional paid-in capital	170,773	171,382
Accumulated deficit	(50,176)	(63,436)
Stockholders’ Equity	120,597	107,946
Total Liabilities and Stockholders’ Equity	$292,833	$171,019

THE LOVESAC COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
(amounts in thousands, except per share data and share amounts)	October 31, 2021	November 1, 2020	October 31, 2021	November 1, 2020
Net sales	$116,678	$74,742	$302,041	$191,060
Cost of merchandise sold	58,062	33,434	138,317	91,413
Gross profit	58,616	41,308	163,724	99,647
Operating expenses
Selling, general and administration expenses	38,087	25,945	104,191	75,160
Advertising and marketing	15,832	10,975	39,548	26,337
Depreciation and amortization	1,726	1,854	5,748	5,034
Total operating expenses	55,645	38,774	149,487	106,531

Operating income (loss)	2,971	2,534	14,237	(6,884)
Interest expense, net	(45)	(44)	(135)	(22)
Net income (loss) before taxes	2,926	2,490	14,102	(6,906)
Provision for income taxes	(174)	(11)	(842)	(70)
Net income (loss)	$2,752	$2,479	$13,260	$(6,976)

Net income (loss) per common share:
Basic	$0.18	$0.17	$0.88	$(0.48)
Diluted	$0.17	$0.16	$0.83	$(0.48)

Weighted average number of common shares outstanding:
Basic	15,146,890	14,561,835	15,092,844	14,520,282
Diluted	16,069,729	15,581,487	16,015,683	14,520,282

THE LOVESAC COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Thirty-nine weeks ended
(amounts in thousands)	October 31, 2021	November 1, 2020
Cash Flows from Operating Activities
Net income (loss)	$13,260	$(6,976)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	5,121	4,604
Amortization of other intangible assets	627	430
Amortization of deferred financing fees	68	65
Net loss on disposal of property and equipment	—	5
Equity based compensation	2,850	2,639
Deferred rent	—	3,280
Non-cash operating lease cost	11,003	—
Impairment of right of use lease asset	554	—
Changes in operating assets and liabilities:
Trade accounts receivable	(5,281)	(42)
Merchandise inventories	(44,127)	(21,358)
Prepaid expenses and other current assets	1,166	(2,803)
Accounts payable and accrued expenses	9,265	17,070
Operating lease liabilities	(10,396)	—
Customer deposits	711	10,015
Net Cash (Used in) Provided by Operating Activities	(15,179)	6,929
Cash Flows from Investing Activities
Purchase of property and equipment	(11,386)	(6,671)
Payments for patents and trademarks	(455)	(497)
Net Cash Used in Investing Activities	(11,841)	(7,168)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,563)	(564)
Proceeds from the exercise of warrants	104	—
Payment of deferred financing costs	—	(50)
Net Cash Used in Financing Activities	(3,459)	(614)
Net Change in Cash and Cash Equivalents	(30,479)	(853)
Cash and Cash Equivalents - Beginning	78,341	48,539
Cash and Cash Equivalents - Ending	$47,862	$47,686
Supplemental Cash Flow Disclosures
Cash paid for taxes	$775	$70
Cash paid for interest	$80	$62

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

(amounts in thousands)	Thirteen weeks ended October 31, 2021	Thirteen weeks ended November 1, 2020	Thirty-nine weeks ended October 31, 2021	Thirty-nine weeks ended November 1, 2020
Net income (loss)	$2,752	$2,479	$13,260	$(6,976)
Interest expense, net	45	44	135	22
Taxes	174	11	842	70
Depreciation and amortization	1,726	1,854	5,748	5,034
EBITDA	4,697	4,388	19,985	(1,851)
Management fees (a)	—	125	—	375
Deferred rent (b)	—	378	—	1,234
Equity-based compensation (c)	1,121	1,063	3,014	2,638
Loss on disposal of property and equipment (d)	—	—	—	5
Impairment of right of use lease asset (e)	—	—	554	—
Other non-recurring expenses (f)(g)	—	—	—	36
Adjusted EBITDA	$5,818	$5,954	$23,553	$2,437
(a)Represents management fees and expenses charged by our equity sponsors.
(b)Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms. The Company adopted ASC 842 at the beginning of fiscal 2022 therefore we no longer recognize deferred rent.
(c)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors.
(d)Represents the loss on disposal of fixed assets related to showroom remodels.
(e)Represents the impairment of the right of use lease asset for one showroom for which the fixed assets had been impaired in the prior fiscal quarter.
(f)There were no other non-recurring expenses in the thirteen weeks ended October 31, 2021 and November 1, 2020, respectively.
(g)There were no other non-recurring expenses in the thirty-nine weeks ended October 31, 2021. Other non-recurring expenses in the thirty-nine weeks ended November 1, 2020 are related to professional and legal fees related to financing initiatives.